Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 21, 2022, relating to the financial statements of Polestar Automotive Holding Limited, appearing in the Report on Form 20-F of Polestar Automotive Holding UK PLC dated June 29, 2022.

/s/ Deloitte AB

Gothenburg, Sweden

August 29, 2022